Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
On July 26, 2018, Chesapeake Energy Corporation and certain of its wholly owned subsidiaries (collectively, "Chesapeake" or the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with EAP Ohio, LLC, a private oil and gas company headquartered in Houston, Texas (“Encino”), pursuant to which Encino agreed to purchase all of the Company’s acreage of approximately 1,500,000 gross (900,000 net) acres in Ohio, of which approximately 320,000 net acres are prospective for the Utica Shale with approximately 920 producing wells, along with related property and equipment (collectively, the “Designated Properties”) for a purchase price of approximately $2.0 billion, with additional contingent payments to the Company of up to $100 million comprised of $50 million in consideration in each case if, on or prior to December 31, 2019, there is a period of 20 trading days out of a period of 30 consecutive trading days where (i) the average of the NYMEX natural gas strip price for the months comprising the year 2022 equals or exceeds $3.00/mmbtu as calculated pursuant to the Purchase Agreement, and (ii) the average of the NYMEX natural gas price strip prices for the months comprising the year 2023 equals or exceeds $3.25/mmbtu as calculated pursuant to the Purchase Agreement (such contingent payments, the “Contingent Payments”).
On October 29, 2018, the Company completed the sale of the Designated Properties for net proceeds of approximately $1.868 billion in cash, subject to customary post-closing adjustments. The net proceeds include a $147 million adjustment to the purchase price originally set forth in the Purchase Agreement as agreed by the parties at the closing. The price adjustment is attributable to various items, including, but not limited to revenues and expenses incurred after an effective date of January 1, 2018. The net proceeds do not include the Contingent Payments.
The following unaudited pro forma condensed consolidated balance sheet and statement of operations are derived from the historical consolidated financial statements of the Company. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2018 gives effect to the disposition of the Designated Properties as if it had occurred on September 30, 2018. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2017 and the nine months ended September 30, 2018 reflect the disposition as if it had occurred on January 1, 2017. The unaudited pro forma condensed consolidated balance sheet and statement of operations should be read in conjunction with the notes thereto and the historical financial statements, including the notes thereto, of the Company included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 and in its Annual Report on Form 10-K for the year ended December 31, 2017.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2018

	Historical	Pro Forma Adjustments		Pro Forma
	($ in millions)
CURRENT ASSETS:
Cash and cash equivalents	$4	$1,868	(a)	$1,872
Other current assets	1,231	—		1,231
Total Current Assets	1,235	1,868		3,103
PROPERTY AND EQUIPMENT:
Oil and natural gas properties, at cost based on full cost accounting:
Proved natural gas and oil properties	70,620	(1,589)	(b)	69,031
Unproved properties	3,198	(806)	(c)	2,392
Other property and equipment	1,812	(47)	(d)	1,765
Total Property and Equipment, at Cost	75,630	(2,442)		73,188
Less: accumulated depreciation, depletion and amortization	(64,500)	15	(d)	(64,485)
Property and equipment held for sale, net	47	—		47
Total Property and Equipment, Net	11,177	(2,427)		8,750
OTHER LONG-TERM ASSETS	247	—		247
TOTAL ASSETS	$12,659	$(559)		$12,100

CURRENT LIABILITIES:
Current liabilities	$2,976	$(1)	(e)	$2,975

LONG-TERM LIABILITIES:
Long-term debt, net	9,380	—		9,380
Other long-term liabilities	342	(8)	(e)	334
Total Long-Term Liabilities	9,722	(8)		9,714

EQUITY:
Chesapeake Stockholders' Equity (Deficit):
Preferred stock	1,671	—		1,671
Common stock	9	—		9
Additional paid-in-capital	14,394	—		14,394
Accumulated deficit	(16,173)	(550)	(f)	(16,723)
Accumulated other comprehensive loss	(32)	—		(32)
Less: treasury stock, at cost	(31)	—		(31)
Total Chesapeake Stockholders' Equity (Deficit)	(162)	(550)		(712)
Noncontrolling interests	123	—		123
Total Equity (Deficit)	(39)	(550)		(589)

TOTAL LIABILITIES AND EQUITY	$12,659	$(559)		$12,100

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

	Historical	Pro Forma Adjustments		Pro Forma
	($ in millions)
REVENUES:
Oil, natural gas and NGL	$3,424	$(716)	(g)	$2,708
Marketing	3,738	(316)	(h)	3,422
Total Revenues	7,162	(1,032)		6,130
OPERATING EXPENSES:
Oil, natural gas and NGL production	417	(32)	(g)	385
Oil, natural gas and NGL gathering, processing and transportation	1,060	(255)	(i)	805
Production taxes	91	(4)	(j)	87
Marketing	3,798	(311)	(h)	3,487
General and administrative	229	—		229
Restructuring and other termination costs	38	—		38
Provision for legal contingencies, net	17	—		17
Oil, natural gas and NGL depreciation, depletion and amortization	813	(74)	(k)	739
Depreciation and amortization of other assets	54	(1)	(l)	53
Impairments	51	—		51
Other operating income	(1)	—		(1)
Net gains on sales of fixed assets	7	—		7
Total Operating Expenses	6,574	(677)		5,897
INCOME FROM OPERATIONS	588	(355)		233
OTHER INCOME (EXPENSE):
Interest expense	(367)	(33)	(m)	(400)
Gains on investments	139	—		139
Losses on purchases or exchanges of debt	(68)	—		(68)
Other income	63	—		63
Total Other Expense	(233)	(33)		(266)
INCOME BEFORE INCOME TAXES	355	(388)		(33)
Income tax benefit	(8)	—		(8)
NET INCOME	363	(388)		(25)
Net income attributable to noncontrolling interests	(3)	—		(3)
NET INCOME ATTRIBUTABLE TO CHESAPEAKE	360	(388)		(28)
Preferred stock dividends	(69)	—		(69)
Earnings allocated to participating securities	(3)	3	(n)	—
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$288	$(385)		$(97)

EARNINGS PER COMMON SHARE:
Basic	$0.32			$(0.11)
Diluted	$0.32			$(0.11)

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING (in millions):
Basic	909			909
Diluted	909			909

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2017

	Historical	Pro Forma Adjustments		Pro Forma
	($ in millions)
REVENUES:
Oil, natural gas and NGL	$4,985	$(852)	(g)	$4,133
Marketing	4,511	(417)	(h)	4,094
Total Revenues	9,496	(1,269)		8,227
OPERATING EXPENSES:
Oil, natural gas and NGL production	562	(37)	(g)	525
Oil, natural gas and NGL gathering, processing and transportation	1,471	(321)	(i)	1,150
Production taxes	89	(6)	(j)	83
Marketing	4,598	(409)	(h)	4,189
General and administrative	262	—		262
Provision for legal contingencies, net	(38)	—		(38)
Oil, natural gas and NGL depreciation, depletion and amortization	913	(119)	(k)	794
Depreciation and amortization of other assets	82	(2)	(l)	80
Impairments	416	—		416
Other operating expense	5	—		5
Net gains on sales of fixed assets	(3)	—		(3)
Total Operating Expenses	8,357	(894)		7,463
INCOME FROM OPERATIONS	1,139	(375)		764
OTHER INCOME (EXPENSE):
Interest expense	(426)	(46)	(m)	(472)
Gains on purchases or exchanges of debt	233	—		233
Other income	9	—		9
Total Other Expense	(184)	(46)		(230)
INCOME BEFORE INCOME TAXES	955	(421)		534
INCOME TAX EXPENSE (BENEFIT):
Current income taxes	(9)	—		(9)
Deferred income taxes	11	—		11
Total Income Tax Expense	2	—		2
NET INCOME	953	(421)		532
Net income attributable to noncontrolling interests	(4)	—		(4)
NET INCOME ATTRIBUTABLE TO CHESAPEAKE	949	(421)		528
Preferred stock dividends	(85)	—		(85)
Loss on exchange of preferred stock	(41)	—		(41)
Earnings allocated to participating securities	(10)	5	(n)	(5)
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$813	$(416)		$397

EARNINGS PER COMMON SHARE:
Basic	$0.90			$0.44
Diluted	$0.90			$0.44

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING (in millions):
Basic	906			906
Diluted	906			906

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1. Basis of Presentation
The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the disposition of the Designated Properties, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the disposition.
The preparation of the unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of revenues and expenses. Actual results could differ from those estimates.
The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent the Company's financial position or what the actual results of operations would have been had the transaction occurred on the respective dates assumed, nor is it necessarily indicative of the Company’s future operating results. However, the pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that the Company’s management believes to be reasonable.
Note 2. Balance Sheet Pro Forma Adjustments

(a)
Adjustment to reflect net proceeds of $1.868 billion in cash from the sale of the Company’s Designated Properties. The adjustment does not include the Contingent Payments but does include $147 million in agreed adjustments to the purchase price.

(b)
Adjustment to reflect the reduction to oil, natural gas and NGL properties for the sale of the Designated Properties. The historical value of the proved properties sold was determined by allocating the historical net book value of the Company's full cost pool based on the fair value of the oil, natural gas and NGL properties included in the Designated Properties relative to the fair value of the Company's full cost pool as of September 30, 2018. The fair value of the oil, natural gas and NGL properties was estimated using a discounted cash flow model, with future cash flows based upon estimated oil, natural gas and NGL reserve quantities, forward strip oil, natural gas and NGL prices and other market pricing estimates, as well as pricing differentials to reflect location and quality adjustments, as of September 30, 2018, discounted to present value using the Company's risk-weighted assessments for proved reserves and a market-based weighted average cost of capital.

(c)
Adjustment to apply $806 million of the historical cost basis of unproved oil, natural gas and NGL properties associated with the sale of the Company’s Designated Properties as an adjustment to the loss on the sale.

(d)
Adjustment to reduce other property and equipment by $47 million for the sale of the Company’s Designated Properties other property and equipment and the associated accumulated depreciation of $15 million.

(e)
Adjustment to reflect the elimination of $9 million of asset retirement obligations (including $1 million of short-term obligations and $8 million of long-term obligations), associated with the Company’s Designated Properties.

(f)
Adjustment to reflect the loss on the Designated Properties sale. The loss was calculated as the difference between the proceeds received less the historical value of the Designated Properties (as discussed in (b), (c), (d) and (e) above). A loss was recognized in accordance with full cost pool accounting based on the anticipated significant alteration of the relationship between the Company's capitalized costs and proved reserves as a result of the Designated Properties sale. The loss has not been included in the accompanying unaudited pro forma condensed consolidated statements of operations due to its non-recurring nature.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 3. Condensed Consolidated Statements of Operations Pro Forma Adjustments

(g)	Adjustment to reflect the reduction of oil, natural gas and NGL revenues and direct operating expenses attributable to the Designated Properties.

(h)	Adjustment to reflect the reduction of marketing revenues and marketing expenses attributable to the Designated Properties.

(i)	Adjustment to reflect the reduction of oil, natural gas and NGL gathering, processing and transportation attributable to the Designated Properties.

(j)	Adjustment to reduce production taxes for the production of natural gas, oil and NGL relating to the Designated Properties.

(k)
Adjustment to reflect the reduction in depreciation, depletion and amortization (DD&A) expense based on the production volumes attributable to the Designated Properties sold and revision to the Company’s DD&A rate reflecting the reserve volumes and net book value sold. DD&A is calculated using the unit of production method under full cost accounting.

(l)	Adjustment to reflect the reduction in depreciation and amortization attributable to the sale of the Company’s Designated Properties other property and equipment.

(m)
Adjustment to reflect the increased interest expense associated with the change in the amount of interest capitalized on the Company's Designated Properties. The reclassification of the historical cost basis of unproved oil, natural gas and NGL properties changed the amount of interest capitalized.

(n)
Adjustment to reflect the change in earnings allocated to participating securities associated with the sale of the Company's Designated Properties. Participating securities consist of unvested restricted stock issued to the Company's employees and non-employee directors that provide dividend rights.